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                                                                EXHIBIT 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of Sun Communities, Inc. on Forms S-3 (File No. 33-95694; File No. 333-152; File No. 333-1822; File No. 333-2522; File No. 333-3268; File No. 333-11911; File
No. 333-14595; File No. 333-19855; File No. 333-23537) and on Form S-8 (File
No. 333-11923) of our report dated February 25, 1997, on our audits of the consolidated financial statements and financial statement schedule of Sun Communities, Inc. as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995, and 1994, which report is included in this Annual Report on Form 10-K.


/s/ Coopers & Lybrand L.L.P.


Coopers & Lybrand L.L.P.
Detroit, Michigan
March 27, 1997